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NEXTGEN HEALTHCARE, INC.
(Name of Registrant as Specified in Its Charter)

SHELDON RAZIN LANCE E. ROSENZWEIG KENNETH H. FEARN, JR. RUBY SHARMA
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Sheldon Razin (“Mr. Razin”), together with the other participants in his solicitation, has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of his slate of highly-qualified director nominees at the 2021 annual meeting of shareholders (the “2021 Annual Meeting”) of NextGen Healthcare, Inc., a California corporation (the “Company”).

Item 1: On September 24, 2021, Mr. Razin issued the following press release:

The Razin Group Issues Presentation Detailing the Need to Reset the Balance of Power in NextGen Healthcare’s Dysfunctional and Insular Boardroom

Highlights the Company’s Anti-Shareholder Governance, Failed Acquisitions Strategy, Poor Operating Results and Persistent Share Price Underperformance During the Six-Year Chairmanship of Jeffrey Margolis

Outlines the Onerous Terms of the Company’s Proposed Delaware Reincorporation, Which Would Strengthen the Margolis Board’s Power and Weaken Shareholders’ Rights

Opposes the Reelection of Mr. Margolis and Three Entrenched Directors, Who Have Each Held Committee Chair Roles During a Lengthy Period of Stagnation and Underperformance

Urges Shareholders to Vote on the BLUE Proxy Card to Elect the Razin Group’s Minority Slate, Which Possesses a Vision for Improving Governance and Prioritizing Value Creation

IRVINE, Calif.--(BUSINESS WIRE)--Sheldon Razin, who collectively with Lance Rosenzweig and the other participants in his solicitation (collectively, the “Razin Group”) owns approximately 15.2% of the outstanding common shares of NextGen Healthcare, Inc. (NASDAQ: NXGN) (“NextGen Healthcare” or the “Company”), today issued a 70-page presentation that details the case for resetting the balance of power on NextGen Healthcare's nine-member Board of Directors (the "Board"). The Razin Group urges shareholders to vote on the BLUE Proxy Card to elect its four-member slate, which includes Kenneth H. Fearn, Messrs. Razin and Rosenzweig and Ruby Sharma. Please visit www.FixNextGen.com to download the Razin Group slate’s presentation and obtain important information about our value-enhancing vision.

Messrs. Razin and Rosenzweig commented:

"This election contest is about resetting the balance of power in NextGen Healthcare's dysfunctional and insular boardroom in order to ensure that shareholders' best interests are prioritized following six years of anemic revenue growth, deteriorating earnings, dismal capital allocation, poor governance and sustained share price underperformance. We contend that the Company has taken a massive step backward during the past six years under the reign of Chairman Jeffrey Margolis and his fellow Board leaders, Craig Barbarosh, George Bristol and Morris Panner. Their consistent disregard for the Company’s shareholders was mostly recently evidenced by the decision to propose an onerous Delaware reincorporation that would strengthen the Margolis Board’s power while taking away shareholders’ rights, such as the right to fill director vacancies and the right to act by written consent. We believe our minority slate possesses the constructive mindset and relevant skills needed to work with the remaining incumbents to fix the Company's troubling governance, non-accretive capital allocation policy and failed execution against growth objectives. In our view, the Company’s shareholders have a unique opportunity this year to establish a new culture of accountability, incentivization and innovation as a new CEO joins – to be clear, NextGen Healthcare’s new leadership should not be continuously beholden to Mr. Margolis and his allies."

Contacts

Harkins Kovler

Jordan Kovler / Rahsaan Wareham, 212-468-5380

jkovler@harkinskovler.com / rwareham@harkinskovler.com

MKA

Greg Marose / Bela Kirpalani, 646-386-0091

gmarose@mkacomms.com / bkirpalani@mkacomms.com

Item 2: Also on September 24, 2021, Mr. Razin uploaded the following materials to FixNextGen.com: